Exhibit 5.1

October 4, 2024

Amentum Holdings, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Amentum Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of (i) 17,031,152 shares (the “Equity Plan Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Amentum Holdings, Inc. 2024 Stock Incentive Plan (the “Equity Plan”) and (ii) 2,433,021 shares (the “ESPP Shares” and, together with the Equity Plan Shares, the “Shares”) of the Company’s Common Stock issuable pursuant to the Amentum Holdings, Inc. Employee Stock Purchase Plan (the “ESPP” and, together with the Equity Plan, the “Stock Plans”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation:  (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; (c) certain resolutions adopted by the Board of Directors of the Company; (d) the written consent of the former sole stockholder of the Company; and (e) the Stock Plans.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of opinion that the Shares when, and if, issued pursuant to the terms of the applicable Stock Plan, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.  The reference and limitation to “General Corporation Law of the State of Delaware” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP
Cravath, Swaine & Moore LLP

Amentum Holdings, Inc.
4800 Westfields Boulevard, Suite #400
Chantilly, VA 20151

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